Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 10, 2021, except for the third and fourth paragraphs of Note 14, as to which the date is August 13, 2021, and the eighth paragraph of Note 14, as to which the date is September 14, 2021 with respect to the consolidated financial statements of CWAN Holdings, LLC, incorporated herein by reference.

/s/ KPMG LLP
Boise, Idaho
September 28, 2021